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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION           STATEMENT CAPTION                   1993    1992    1991

5-02 (1)            Cash and Cash Items                  8407   10591    9800
5-02 (2)            Marketable Securities               60747   74448   59102
5-02 (3)(b)(1)      Notes Receivable                   149322  135661  133066
5-02 (4)            Allowance for Doubtful Accounts      1676    1703    1936

5-02 (15)           Total Assets                       234892  239897  227017

5-02 (24)           Other Liabilities                  213191  220588  209441
5-02 (30)           Common Stock                         7007    2792    2541
5-02 (31)(a)(2)     Additional Capital Other             2356    6394    5325
5-02 (31)(a)(3)(ii) Retained Earnings - Unappropriated  12338   10122    9710

5-03 (b)(1)(e)      Other Revenues                      20236   20891   22796

5-03 (b)(2)(e)      Cost of Other Revenues               9134    9158    8731
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                        7261    8504   11192
5-03 (b)(10)        Income Before Taxes and Other Items  3841    3229    2873

5-03 (b)(11)        Income Tax Expense (Benefit)         1202    1054     912
5-03 (b)(14)        Income/Loss from Continuing
                    Operations                           2639    2175    1961
5-03 (b)(17)        Cumulative Change in Accounting
                     Principle                            125       0       0
5-03 (b)(19)        Net Income or Loss                   2764    2175    1961